EXHIBIT 10.39

                 INDIANAPOLIS POWER & LIGHT COMPANY
                    INTRACOMPANY CORRESPONDENCE


                                          DATE:  April 18, 1994

  TO:     See Distribution Below            AT:  Various Locations

FROM:     Mr. Ramon L. Humke                AT:  Electric Building

SUBJECT:    1994 MANAGEMENT INCENTIVE PROGRAM

              DISTRIBUTION:

   Officers            Superintendents
   Managers            Assistant Superintendents
   Directors           Division Supervisors

    The 1994 Management Incentive Program (MIP) is established to provide additional incentive and recognition to individuals who make above average contributions to the achievement of organization and corporate objectives.

     Awards will be based on a year-end evaluation of the Company's performance and of each participant's performance during the year, directly keyed to organization and department objectives through specifically documented Performance Management "Expectations" and "Objectives" for that participant. In 1994, the IPL Performance Standard of Net Income is being incorporated into this program. The threshold standard is:

     IPL Net Income $82.6 Million

     Quarterly Company performance updates will be sent to the participants which will allow tracking of the threshold standards compared to actual performance. Threshold standards must be met for bonus qualification.

     The Senior Vice Presidents, and Vice Presidents of Human Resources and Corporate Affairs, will ensure that the total of awards in their area are targeted at 5% of all eligibles' base salaries at 12/31/94. The Company's compensation philosophy is to establish base salaries at market value; therefore participant awards under this program are for demonstrable and measurable contributions to organization and corporate objectives and performance.

Guidelines for individual awards are:

                                  Award Range
Participant's Contribution    if Threshold is met


Above Expected                         Up to 7%
At Expected                            Up to 5%
Below Expected                         0%

     The evaluator should be able to identify demonstrable and measurable results as the criteria for recommending an award for the participant. Awards are not automatic; some participants may not receive an award.

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     The Management Incentive Program participants for 1994 include supervisors from the division head level to the manager level. Special requests for inclusion in the program may be submitted for approval to the Vice President of Human Resources. Documentation supporting inclusion in the program is required. In addition, at year-end, Organizational Heads may recommend other associates who have specific work assignments that significantly affect the Corporate Objectives.

     If a participant retires, becomes disabled, or dies during 1994, or if a person becomes eligible after the year begins, any award payable to such person shall be prorated. Awards will be calculated as a percent of base annual salary as of the end of the award period.

     Additionally, the Big Dollar Award Program for other associates who deserve special recognition for making an extraordinary contribution to Corporate Objectives or organizational assignments is being continued. A formal Big Dollar Award Program description is attached.










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Attachment
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1994 MANAGEMENT INCENTIVE PROGRAM


     The purposes of the program are to focus attention on key IPL performance standards, to improve productivity and to control costs by attaining the goals set out in the Corporate Objectives while maintaining operating costs within or less than those budgeted for 1994.

     The program costs are presently estimated to be about $451,000, based on bonuses paid under the 1993 Program, (adjusted for wage increases expected to occur during the year).

     The Program also includes a separate fund for the payment of bonuses to persons not within the group identified above who deserve special recognition for extraordinary contributions to the Company. An additional $38,500 is estimated for this separate fund.

     Bonus awards, not to exceed 7%, will depend upon the performance of the participants in meeting specific objectives and assignments. Awards are not automatic; some participants may not receive an award. No bonus payments will be made unless the 1994 IPL Net Income threshold is met.

Participant's Contribution         Bonus

Above Expected                     Up to 7%
At Expected                        Up to 5%
Below Expected                     0%

     If a participant dies, retires or becomes disabled during the Program Year, or if a person becomes eligible to participate in the Program after the Program Year begins, any bonus shall be prorated based on the number of months such person was eligible to participate in the Program.

     Bonus awards will be approved by Mr. Humke and Mr. Hodowal, based upon the recommendations of the Senior Officers for their respective organizational participants. Progress in meeting objectives will be reviewed with each participant periodically throughout the year.